Exhibit 99.1

Tripadvisor Repays Convertible Senior Notes

NEEDHAM, Mass, April 6, 2026 – Tripadvisor, Inc. (NASDAQ: TRIP) today announced it repaid its 0.25% Convertible Senior Notes due 2026 (“2026 Senior Notes”), at maturity, for $345.4 million, consisting of principal and accrued interest, funded by cash on hand. No holders converted, and no equity was issued in connection with this maturity.

The 2026 Senior Notes were originally issued in March 2021 for an aggregate principal amount of $345.0 million due April 1, 2026 in a private offering to qualified institutional buyers.

About Tripadvisor, Inc.

Tripadvisor, Inc. (Nasdaq: TRIP) connects people to experiences worth sharing, and aims to be the world’s most trusted source for travel and experiences. We leverage our brands, technology, and capabilities to connect our global audience with partners through rich content, travel guidance, and two-sided marketplaces for experiences, restaurants, and other travel categories such as hotels. The Tripadvisor Group includes a portfolio of travel brands and businesses, including Tripadvisor, Viator, and TheFork.

Investor relations contact

ir@tripadvisor.com

Media contact

northamericapr@tripadvisor.com

TRIP-G